CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion and incorporation by reference in this registration statement of our report dated March 9, 2001, on ClearVision Laser Centers, Inc.'s financial statements as of December 31, 2000 and 1999, and for the three years in the period ended December 31, 2000. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 2000, or performed any audit procedures subsequent to the date of our report.


/s/ Arthur Andersen LLP

Denver, Colorado,
  October 10, 2001.